EXHIBIT 10.2

SHARE CANCELLATION AGREEMENT

THIS SHARE CANCELLATION AGREEMENT (“Agreement”) is made effective as of this 16th day of November, 2020 by and between QUANTA, INC., a Nevada corporation with an address at 3606 W. Magnolia Blvd., Burbank, CA 91505 (“Pubco”) and Eric Rice, a shareholder in Pubco (“Shareholder”)

WHEREAS:

A.	The Shareholder is the registered and beneficial owner of 18,030,032 shares of common stock in Pubco;

B.	Shareholder has agreed to cancel and return to treasury 17,030,032 shares (the “Shares”) of the Shareholder’s common stock in order to assist the Company with its plans to attract experienced management, reorganize into a holding company, while transitioning the Company’s existing CBD business operations into a newly formed operating subsidiary, without requiring QNTA to further dilute its stock through the issuance of new shares; and

C.	The Shareholder is expressly retaining beneficial ownership in the remaining 1,000,000 additional shares in QNTA held in his own name, and believes in good faith that by cancelling the Shares, QNTA will have a greater chance of success and by extension, the Shareholder will benefit over time due to an increased stock price and expanded market for QNTA stock; and

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

3.	REPRESENTATIONS AND WARRANTIES OF Shareholder and pubco

3.1	Title and Authority of Shareholder. The Shareholder is and will be as of the Closing, the registered and beneficial owner of and will have good and marketable title to all of 17,030,032 shares held by him and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such shares of QNTA Stock held by the Shareholder have been duly and validly issued and are fully paid and non-assessable. The Shareholder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to cancel the registered, legal and beneficial title and ownership of the 17,030,032 shares of QNTA Stock held by the Shareholder.

3.2	Capitalization. The entire authorized common stock of Pubco consists of 100,000,000 shares of common stock par value $0.001 (the “Pubco Common Stock”). All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.

4.	MISCELLANEOUS PROVISIONS

4.1	Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

4.2	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

4.3	Expenses. Each party will bear their own respective costs incurred in connection with the preparation, execution and performance of this Agreement, including the legal fees, all fees and expenses of agents, representatives and accountants, and other costs incurred in connection with the preparation, execution and performance of this Agreement.

4.4	Entire Agreement. This Agreement, and the other documents in connection with the Transition to a Holding Company contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

4.5	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses for the parties on file with QNTA’s transfer agent.

4.6	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

4.7	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

4.8	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

4.9	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

4.10	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Share Cancellation Agreement as of the day and year first above written.

QUANTA, INC.

By:	/s/ Eric Rice
Authorized Signatory
Name:	Eric Rice
Title:	Chief Executive Officer

SHAREHOLDER

/s/ Eric Rice
Eric Rice, holder of 18,030,032
shares of Pubco Common Stock